Exhibit 23

             CONSENT OF INDEPENDENT ACCOUNTANTS







The Macerich Company
401 Wilshire Boulevard, Suite 700
Santa Monica, California 90401



         We consent to the incorporation by reference in the registration statements of The Macerich Company on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-38721), Form S-
3 (File No. 333-80129) and Forms S-8 of our report dated
June 25, 2001, on our audits of the financial statements and supplemental schedule of The Macerich Property Management Company Profit Sharing Plan as of December 31, 2000 and for the year then ended, which report is included in the Annual Report on Form 11-K.

/s/ Holthouse Carlin & Van Trigt LLP

Holthouse Carlin & Van Trigt LLP
Los Angeles, California
June 25, 2001